Exhibit 5


                                               File No.:  21043.1
                                     Direct Dial:  (804) 788-7216

                        December 16, 1996



Board of Directors
CFW Communications Company
401 Spring Lane, Suite 300
Waynesboro, Virginia 22980

               Registration Statement on Form S-3
                   CFW Communications Company
          Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

     We are acting as counsel for CFW Communications Company (the "Company") in connection with its registration under the Securities Act of 1933 of 500,000 shares of its common stock (the "Shares") which are proposed to be offered and sold as described in the Company's Registration Statement on Form S-3 for the Company's Dividend Reinvestment and Stock Purchase Plan (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on December 16, 1996.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

     2. The Shares have been duly authorized and, when the Shares have been offered and sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                              Very truly yours,


                              HUNTON & WILLIAMS